Exhibit 10.17

November 22, 2003

Boston Life Sciences Inc.

20 Newbury Street

Boston, Massachusetts

02116 USA

Dear Sirs:

Re:	Amendment #3 to Agreement between MDS Nordion Inc.

(now NDS Nordion, a division of MDS (Canada) Inc.

dated the 9th day of August, 2000 (the “Agreement”)

Reference is made to the agreement between MDS Nordion Inc. (now MDS Nordion, a division of MDS (Canada) Inc.) and Boston Life Sciences Inc. dated the 9th day of August 2000 (the “Agreement”).

In consideration of $1.00 and other valuable consideration the sufficiency of which is hereby acknowledged, the parties desire to further amend the Agreement and extend the term.

Section 16.1 of the Agreement shall be amended in its entirety and shall read as follows:

“The term of this Agreement shall commence upon the

Effective Date, and unless terminated earlier pursuant to

this Agreement, shall expire on the earlier of (i) FDA

granting of BLSI’s NDA with respect to Altropane for

Parkinson’s Disease or (ii) December 31, 2004”

All other terms and conditions in this Agreement shall remain in full force and effect.

The foregoing amendment shall be effective as of the date first written above.

If you agree with the foregoing, please execute this agreement in the space provided below.

Sincerely,

MDS Nordion

Per:	/s/ Gerry Vantellingen
Name: Gerry Vantellingen
Title: Vice President, Sales

We agree this 22nd day of November, 2003.

Boston Life Sciences, Inc.

Per:	/s/ Marc E. Lanser
Name: Marc E. Lanser, M.D.
Title: President